Exhibit 99.1

NEWS RELEASE

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS THIRD QUARTER RESULTS
Revenue up 19%

HILLSBORO, OR - October 26, 2006 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the third quarter ended September 2006.

For the third quarter, revenue was $63.5 million, an increase of 19 percent from the $53.4 million reported in the same quarter a year ago and an increase of one percent from the $62.7 million reported last quarter.

Quarterly revenue from PLD products was $50.2 million, or 79 percent of total revenue, an increase of 16 percent year-over-year and one percent sequentially. Quarterly revenue from FPGA products was $13.3 million, or 21 percent of total revenue, an increase of 30 percent year-over-year, and two percent sequentially.

Net income for the third quarter was $0.9 million ($0.01 per share), a significant improvement compared to a net loss of $7.1 million ($0.06 per share) in the same quarter a year ago but lower than the net income of $2.1 million ($0.02 per share) reported in the previous quarter. The third quarter income includes charges of $2.7 million for the amortization of intangible assets (currently expected to be substantially eliminated by the end of 2008) and $1.1 million for stock-based compensation expense. Excluding these charges, the Company posted net income for the third quarter of $4.7 million, or $0.04 per share. The Company believes exclusion of these charges more closely approximates its ongoing operational performance.

A reconciliation of non-GAAP net income (loss) to GAAP net income (loss) accompanies the financial tables in this earnings release.

“Last quarter we once again experienced strong growth from our New products, which drove sequential growth in our total revenue during a seasonally slow quarter for our industry. We remain optimistic about our expanding FPGA product portfolio and the prospect for these products to drive continued market share gains,” said Steve Skaggs, President and Chief Executive Officer.

Third Quarter Business Highlights:

•              Introduced the LatticeECP2M™ device family, the industry’s first high-volume, low-cost FPGA family with embedded high speed SERDES I/O.  Devices from this five device 90 nanometer product family are now sampling;

•              Released the LatticeMico32™ IP core, a 32-bit soft microprocessor core optimized for Lattice’s new FPGA families.  Marking another industry first, the LatticeMico32 processor, various peripherals and a selected development tool kit are being offered to FPGA designers via an innovative open source format;

•              Released a full rate SPI4.2 soft intellectual property core optimized for the LatticeECP2™ high-volume, low-cost FPGA family.  Taking advantage of the exceptional pre-engineered high-performance source synchronous I/O capability in the LatticeECP2 family, only Lattice can offer customers the ability to implement this popular parallel interface in a low-cost FPGA family;

•              Introduced the ispPAC®-POWR607, an ultra low cost programmable power management solution, priced at sub-$1 levels and targeted at high volume applications;

•              Announced the Lattice Automotive (LA)-ispMACH™ 4000Z, the industry’s lowest power automotive CPLDs certified to meet the AEC-Q100 standard as defined by the Automotive Electronics Council (AEC).  This family joins the previously announced, and AEC qualified, LA-ispMACH4000V and LA- MachXO™ product families to provide designers of automotive electronics a broad and compelling programmable product portfolio.

Business Outlook - December 2006 Quarter:

•              Sequential quarterly revenue growth is expected to be approximately 0%-4%;

•              Gross margin percentage is expected to be flat, plus or minus 1%;

•              Total operating expenses are expected to be approximately $36 million, including an estimated $1.1 million of stock-based compensation expense (inclusion of stock-based compensation in operating expenses adds significant uncertainty to our estimates of expenses due to the effect of the volatility in our stock price, which we cannot predict);

•              Intangible asset amortization is expected to be approximately $2.7 million; and

•              Other income is expected to be approximately $3.5 million.

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income (loss), which we refer to as non-GAAP net income (loss). This measure is generally based on the revenue of our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income (loss) excludes amortization of intangible assets, stock-based compensation and restructuring charges.

Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges are related to the adoption of SFAS No. 123(R) effective January 1, 2006, and include expense for items such as stock options granted to employees, purchases under the employee stock purchase plan and deferred stock compensation issued in connection with acquisitions (prior quarters have been reclassified to be consistent with the current quarter presentation). Restructuring charges consist of expenses incurred under our corporate restructuring plan, and include items such as separation packages, costs to vacate space under long-term lease arrangements, the cost to write-off an intellectual property license and other related expenses.

Non-GAAP net income (loss) is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net income (loss), operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net income (loss), which is our most directly comparable GAAP financial result. For more information, see the consolidated statement of operations contained in this earnings release.

On October 26, 2006, Lattice will hold a telephone conference call at 2:00 pm (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On December 14, 2006, we plan to publish a “Business Update Statement” on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. With respect to particular forward-looking statements in the Business Outlook - December 2006 Quarter section of this release, Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as pricing pressures, competitive actions, the demand for our products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high performance, non-volatile and low cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), LatticeECP, LatticeECP2, LatticeMico32, MachXO, ispMach, ispPAC and specific product  designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

	Three months ended			Nine months ended
Description	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$63,456	$62,719	$53,390	$183,627	$157,069

Costs and expenses:
Costs of products sold	27,841	27,150	23,398	80,288	68,431
Research and development (2)	21,473	21,124	23,159	63,718	73,395
Selling, general and administrative	14,480	13,801	13,558	40,902	44,324
Amortization of intangible assets (1)	2,657	2,670	3,528	8,140	10,861
Restructuring costs (3)	61	139	—	195	—

Total costs and expenses	66,512	64,884	63,643	193,243	197,011
Loss from operations	(3,056)	(2,165)	(10,253)	(9,616)	(39,942)

Other income, net	4,201	4,487	3,405	12,465	14,250

Income (loss) before provision for income taxes	1,145	2,322	(6,848)	2,849	(25,692)

Provision for income taxes	248	256	237	693	437

Net income (loss)	$897	$2,066	$(7,085)	$2,156	$(26,129)

Basic net income (loss) per share	$0.01	$0.02	$(0.06)	$0.02	$(0.23)

Diluted net income (loss) per share	$0.01	$0.02	$(0.06)	$0.02	$(0.23)

Shares used in per share calculations:

Basic	114,376	114,165	113,544	114,091	113,495

Diluted (4)	115,670	115,104	113,544	114,686	113,495

   Notes:

(1)   Intangible assets subject to amortization aggregate $18.3 million, net, at September 30, 2006 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis.

(2) With the adoption of SFAS No. 123(R) effective January 1, 2006, deferred stock compensation expense attributable to research and development activities previously recorded to Amortization of intangible assets has been reclassified to Research and development expense.  2005 amounts include $0.4 million of deferred stock compensation expense for the quarter ended September 30, 2005 and $1.6 million for the nine months ended September 30, 2005.

(3) Represents costs incurred under the corporate restructuring plan, which was implemented in the fourth quarter of  2005. These costs primarily relate to separation packages and costs to vacate space under long-term lease arrangements.

(4) For the three months ended September 30, 2006 and June 30, 2006 and the nine months ended September 30, 2006, the computation of diluted earnings includes the effects of stock options as they are dilutive. For all other periods, the effects of stock options are excluded as they are antidilutive. The effects of Zero Coupon Convertible Notes are excluded in the computation of basic and diluted earnings per share as the contingent conversion features were not triggered for any of the periods presented.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)

(unaudited)

	Three months ended			Nine months ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

GAAP net income (loss)	$897	$2,066	$(7,085)	$2,156	$(26,129)
Reconciling items:
Amortization of intangible assets (1)	2,657	2,670	3,528	8,140	10,861
Stock-based compensation (2)	1,117	638	440	2,462	1,636
Restructuring charges (3)	61	139	—	195	—
Non-GAAP net income (loss)	$4,732	$5,513	$(3,117)	$12,953	$(13,632)

Reconciliation of GAAP Net Income (Loss) per Share to Non-GAAP Net Income (Loss) per Share

(unaudited)

	Three months ended			Nine months ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Basic and diluted:
GAAP net income (loss)	$0.01	$0.02	$(0.06)	$0.02	$(0.23)
Reconciling items:
Amortization of intangible assets (1)	0.02	0.02	0.03	0.07	0.10
Stock-based compensation (2)	0.01	0.01	—	0.02	0.01
Restructuring charges (3)	—	—	—	—	—

Non-GAAP net income (loss)	$0.04	$0.05	$(0.03)	$0.11	$(0.12)

Shares used in per share calculations:
Basic	114,376	114,165	113,544	114,091	113,495
Diluted (4)	115,670	115,104	113,544	114,686	113,495

Notes:

(1) Relates to intangible assets acquired through our acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001.

(2) With the adoption of SFAS No.123(R) effective January 1, 2006, deferred stock compensation expense attributable to research and development activities previously recorded to Amortization of intangible assets has been reclassified to Research and development expense. 2005 amounts includes $0.4 million of deferred stock compensation expense for the quarter ended September 30, 2005 and $1.6 million for the nine months ended September 30, 2005.

(3) Represents costs incurred under the corporate restructuring plan, which was implemented in the fourth quarter of 2005. These costs primarily relate to separation packages and costs to vacate space under long-term lease arrangements.

(4) For the three months ended September 30, 2006 and June 30, 2006, and for the nine months ended September 30, 2006, the computation of diluted non-GAAP earnings includes the effects of stock options, as they are dilutive. For all other periods, the effects of stock options are excluded, as they are antidilutive.  The effects of the Zero Coupon Convertible Notes are excluded in the computation, as the contingent conversion features were not triggered for any of the periods presented.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

	September 30,	December 31,
Description	2006	2005
	(unaudited)

Assets
Current assets:
Cash and short-term investments	$268,121	$264,192
Accounts receivable, net	22,860	23,577
Inventories	36,544	28,581
Other current assets	36,612	24,614
Total current assets	364,137	340,964

Property and equipment, net	47,258	45,450
Foundry investments, advances and other assets	43,957	79,432
Goodwill and other intangible assets, net (1)	241,869	250,011

	$697,221	$715,857

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and other accrued liabilities	$51,269	$52,121
Deferred income and allowances on sales to distributors	10,262	10,449
Total current liabilities	61,531	62,570

Zero Coupon Convertible notes due in 2010	113,500	133,500
Other long-term liabilities (2)	15,206	21,703
Total liabilities	190,237	217,773

Stockholders’ equity	506,984	498,084

	$697,221	$715,857

Note:

(1) At September 30, 2006, includes approximately $223.6 million in goodwill and $18.3 million of other intangible assets, net, related to previous acquisitions. The other intangible assets will be amortized to expense generally over three to seven years. Goodwill is not amortized effective with the March 2002 quarter.

(2) Includes $1.1 million and $1.3 million at September 30, 2006 and December 31, 2005, respectively, relating to restructuring (previously classified as Accounts payable and other accrued liabilities).

Lattice Semiconductor Corporation

- Supplemental Historic Financial Information -

	Q306	Q206	Q305
Operations Information
Percent of Revenue:
Gross Margin	56.1%	56.7%	56.2%
R&D Expense	33.8%	33.7%	43.4%
SG&A Expense	22.8%	22.0%	25.4%
Restructuring Expense	0.1%	0.2%	—

Depreciation Expense ($000)	3,151	3,028	3,199
Capital Expenditures ($000)	2,728	5,461	3,305

Balance Sheet Information
Current Ratio	5.9	5.7	6.3
A/R Days Revenue Outstanding	33	48	45
Inventory Months	4.0	4.0	4.1

Revenue % (by Product Family)
FPGA	21%	21%	19%
PLD	79%	79%	81%

Revenue % (by Product Classification*)
New	17%	14%	—
Mainstream	50%	51%	—
Mature	33%	35%	—

Revenue % (by Geography)
Americas	26%	30%	31%
Europe (incl. Africa)	21%	24%	24%
Asia (incl. ROW)	53%	46%	45%

Revenue % (by End Market)
Communications	52%	51%	51%
Computing	15%	17%	18%
Other	33%	32%	31%

Revenue % (by Channel)
Direct	64%	58%	65%
Distribution	36%	42%	35%

New:	LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, FPSC, ispXPLD, ispGDX2, Power Manager, ispClock
Mainstream:	ispMACH 4000/Z, ispXPGA, ispGDX/V, ispMACH 4/LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, and Other
Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, All 5-Volt CPLDs, all SPLDs